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     June 18, 2003

NYDB01 17147481.4 061703 1219E
99566200

NYDB01 17147481.4 061703 1219E  99566200

       Brussels Charlotte Chicago Cologne Frankfurt Houston London Los
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  Independent Mexico City Correspondent: Jauregui, Navarrete, Nader y Rojas,
                                     S.C.

    Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We operate in combination with our associated English partnership in the offices listed above.

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June 18, 2003                                         1675 Broadway
                                                      New York, New York 10019-5820

                                                      Main Tel (212) 506-2500
                                                      Main Fax (212) 262-1910
                                                      www.mayerbrownrowe.com

Oppenheimer MidCap Fund
6803 South Tucson Way
Centennial, Colorado 80112

Ladies and Gentlemen:

            This opinion is being furnished to Oppenheimer MidCap Fund, a
Massachusetts business trust ("MidCap"), in connection with the Registration
Statement on Form N-14 (the "Registration Statement") under the Securities
Act of 1933, as amended (the "1933 Act"), by MidCap in connection with the acquisition by MidCap of substantially all the assets of  Gartmore Millennium
Growth Fund II, a series of Oppenheimer Select Managers, a Massachusetts business trust ("OSM-Gartmore"), in exchange for shares of beneficial interest of MidCap ("Shares") and the assumption by MidCap of certain stated
liabilities of OSM-Gartmore pursuant to an Agreement and Plan of
Reorganization dated as of April 28, 2003 (the "Reorganization Agreement").
We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

            As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Kushner & Sanders LLP, dated the date hereof.

            Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be validly issued, fully paid and non-assessable (except for the potential liability of shareholders described in MidCap's Statement of Additional Information dated
December 23, 2002 under the caption "Shareholder and Trustee  Liability").

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us as legal counsel to
MidCap in the Prospectus forming a part of the Registration Statement.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the
Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                /s/ Mayer, Brown, Rowe & Maw